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            [LETTERHEAD OF SEMPLE & COOPER, P.L.C.]


    CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


  As independent certified public accountants, we hereby consent to the inclusion of our report dated May 2, 1997, on the financial statements of Reconditioned Systems, Inc. for the year ended March 31, 1997, in the Company s Form 10-KSB for the year then ended.

  /s/ Semple & Cooper, P.L.C.

  Phoenix, Arizona
  June 23, 1997